As filed with the Securities and Exchange Commission on August 11, 2004

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________

VECTOR GROUP LTD.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	100 S. E. Second Street Miami, Florida 33131 (305) 579-8000 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	65-0949535 (I.R.S. Employer Identification Number)

____________________

Amended and Restated 1999 Long-Term Incentive Plan

(Full title of the plan)

____________________

Richard J. Lampen
Executive Vice President
Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131
(305) 579-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Each Class of	to Be	Price	Offering	Registration
Securities to Be Registered	Registered (3)	Per Security	Price	Fee
Common Stock, par value	3,853,257	$15.26 (1)	$58,800,702 (1)	$7,450
$.10 per share; to be issued under 1999 Long-Term Incentive Plan

Common Stock, par value	4,606,743	$15.50 (2)	$71,404,516 (2)	$9,047
$.10 per share; available for issuance under 1999 Long- Term Incentive Plan

TOTAL	8,460,000		$130,205,218	$16,497
	Shares

(1)	The registration fee for the Common Stock to be issued pursuant to outstanding options under each stock plan was calculated in accordance with Rule 457(h) of the Securities Act based upon the price per share at which the options may be exercised.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on August 6, 2004.

(3)	This Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends, recapitalizations, mergers, reorganizations, combinations or exchange of shares or other similar events.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “SEC”).

Item 2.	Registrant Information and Employee Plan Annual Information.

     Not required to be filed with the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

     The following documents filed or to be filed by Vector Group Ltd. (the “Registrant”) with the SEC (File No. 1-5759) are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004 and for the quarter ended June 30, 2004.

3.	The Registrant’s Current Reports on Form 8-K, filed with the SEC on March 15, 2004, May 11, 2004, June 7, 2004, July 14, 2004 and August 9, 2004.

4.	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (1) above.

5.	The description of the Registrant’s Common Stock contained in its Current Report on Form 8-K, filed with the SEC on April 3, 2000, including all amendments and reports filed for the purpose of updating such descriptions.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statements contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

     Not Applicable.

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Item 5.	Interests of Named Experts and Counsel.

     Richard J. Lampen, Executive Vice President and Special Counsel of the Registrant, owns 160,737 shares of Common Stock of the Registrant and holds options under the Amended and Restated 1999 Long-Term Incentive Plan to purchase an additional 121,550 shares of Common Stock of the Registrant at $12.70 per share.

Item 6.	Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law and Article VI of the Registrant’s By-Laws provide for indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorized the payment of a dividend or approves a stock repurchase in violation of the Delaware General Corporate Law or (iv) obtains an improper personal benefit. Article Eighth of the Registrant’s Amended and Restated Certificate of Incorporation includes a provision which eliminates directors’ personal liability to the full extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended.

Item 7.	Exemption from Registration Claimed.

     Not Applicable.

Item 8.	Exhibits.

Exhibit
(a)	No.	Description
	4	Vector Group Ltd. Amended and Restated 1999 Long-Term Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Proxy Statement dated April 21, 2004).

	5	Opinion of Richard J. Lampen, Esq.

	23.1	Consent of PricewaterhouseCoopers LLP.

	23.2	Consent of Richard J. Lampen, Esq. (included in Exhibit 5).

	24	Power of Attorney (included in the signature page hereof).

Item 9.	Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement whereby the Registrant may indemnify any such directors, officers or controlling persons against such liabilities, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on the 11th day of August, 2004.

VECTOR GROUP LTD.
By:	/s/ Joselynn D. Van Siclen
Joselynn D. Van Siclen
Vice President, Treasurer and Chief Financial Officer

     Each person whose signature appears below hereby authorizes Richard J. Lampen, Marc N. Bell and Joselynn D. Van Siclen, and each of them individually (the “Agent”), with full power of substitution and resubstitution, to file one or more amendments (including post-effective amendments) to the Registration Statement which amendments may make such changes in the Registration Statement as such Agent deems appropriate and each such person hereby appoints each such Agent as attorney-in-fact to execute in the name and on behalf of each such person, individually and in each capacity stated below, any such amendments to the Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 11, 2004.

/s/ Bennett S. LeBow Bennett S. LeBow	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ Joselynn D. Van Siclen Joselynn D. Van Siclen	Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Henry C. Beinstein Henry C. Beinstein	Director
/s/ Ronald J. Bernstein Ronald J. Bernstein	Director
/s/ Robert J. Eide Robert J. Eide	Director
/s/ Howard M. Lorber Howard M. Lorber	Director
/s/ Jeffrey S. Podell Jeffrey S. Podell	Director
/s/ Jean E. Sharpe Jean E. Sharpe	Director

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